Exhibit 10.1

Exhibit 10.1 -- Director Compensation

         The Temecula Valley Bank ("Bank") Board of Directors approved the following:: effective beginning in January 2007: (a) Bank Board of Director fees will increase per meeting from $1,750 to $1,850; and (b) Bank Director Loan Committee fees will increase per meeting from $350 to $400. Fees will not be paid to any member not in attendance beginning with the second missed meeting in any calendar year.

         The Temecula Valley Bancorp Board of Directors approved the following: effective in January 2007, Audit Committee fees will increase per meeting from $350 to $400. Fees will not be paid to any member not in attendance beginning with the second missed meeting in any calendar year.